Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS THIRD QUARTER 2024 RESULTS

THIRD QUARTER SUMMARY:

●Net sales: $724.7 million, increase of 4.6% y/y
●Gross profit: $135.4 million, increase of 2.7% y/y
●Gross margin: 18.7%, decrease of 30 basis points y/y
●Net income: $27.1 million, increase of 5.7% y/y
●Diluted EPS: $1.02, compared to $0.97 y/y

Merrimack, NH—October 30, 2024—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the third quarter ended September 30, 2024. The Company also announced that its Board of Directors declared a quarterly dividend of $0.10 per share of the Company’s common stock. Payment will be made on November 29, 2024, to shareholders of record on November 12, 2024.

“Connection achieved record net income and earnings per share of $1.02 cents for the third quarter of 2024, in a challenging IT environment.  Our focus on working capital and operational efficiencies enabled us to invest in AI readiness, technical sales and customer engagements,” said Timothy McGrath, President and Chief Executive Officer of Connection. He continued, “This will position us well for the shifting dynamics of how customers deploy, utilize, and consume technology.”

Third Quarter of 2024 Results:

Net sales for the quarter ended September 30, 2024 increased by 4.6%, year over year. Gross profit increased 2.7% while gross margin decreased 30 basis points to 18.7%, compared to the prior year quarter. Net income for the quarter ended September 30, 2024 increased by 5.7% to $27.1 million, or $1.02 per diluted share, compared to net income of $25.6 million, or $0.97 per diluted share, for the prior year quarter. Adjusted Diluted Earnings per Share1 remained at $0.97 per share for both the quarter ended September 30, 2024 and September 30, 2023.

Performance by Segment:

●	Net sales for the Business Solutions segment decreased by 6.1% to $252.6 million in the third quarter of 2024, compared to $269.0 million in the prior year quarter. Gross profit increased by 0.7% to $63.1 million in the third quarter of 2024, compared to $62.7 million in the prior year quarter. Gross margin increased by 170 basis points to 25.0% for the third quarter of 2024.
●	Net sales for the Public Sector Solutions segment increased by 18.7% to $175.1 million in the third quarter of 2024, compared to $147.5 million in the prior year quarter. Sales to the federal government increased by $25.6 million, while sales to state and local governments and educational institutions increased by $2.0 million, compared to the prior year quarter. Gross profit increased by 4.4% to $26.1

1 Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP measures. See pages 9 and 10 for definitions and reconciliations of these measures.

million in the third quarter of 2024, compared to $25.0 million in the prior year quarter. Gross margin decreased by 200 basis points to 14.9% for the third quarter of 2024.
●	Net sales for the Enterprise Solutions segment increased by 7.4% to $297.0 million in the third quarter of 2024, compared to $276.6 million in the prior year quarter. Gross profit increased by 4.4% to $46.2 million in the third quarter of 2024, compared to $44.2 million in the prior year quarter. Gross margin decreased by 40 basis points to 15.6% for the third quarter of 2024.

Sales by Product Mix:

●	Notebook/mobility and desktop sales increased by 17% year over year and accounted for 46% of net sales in the third quarter of 2024, compared to 42% of net sales in the third quarter of 2023.
●	Software sales increased by 11% year over year and accounted for 12% of net sales in the third quarter of 2024, compared to 11% of net sales in the third quarter of 2023.
●	Servers/storage sales decreased by 13% year over year and accounted for 6% of net sales in the third quarter of 2024, compared to 7% of net sales in the third quarter of 2023.
●	Networking sales decreased by 32% year over year and accounted for 8% of net sales in the third quarter of 2024, compared to 12% of net sales in the third quarter of 2023.
●	Accessories sales increased by 12% year over year and accounted for 11% of net sales in the third quarter of 2024, compared to 10% of net sales in the third quarter of 2023.

Selling, general and administrative (“SG&A”) expenses increased in the third quarter of 2024 to $105.4 million from $99.8 million in the prior year quarter. SG&A as a percentage of net sales increased to 14.5%, compared to 14.4% in the prior year quarter. The increase in SG&A was driven by an increase in investments in resources designed to strengthen our sales, technical sales and services capabilities. In addition, we spent an incremental $1.5 million dollars on targeted technical marketing events for our customers.

Interest income in the third quarter of 2024 was $4.9 million, compared to $2.7 million in the third quarter of 2023. Included in other income is $1.7 million related to a legal settlement received in the quarter.

Cash and cash equivalents and short-term investments were $429.1 million as of September 30, 2024, compared to $289.4 million as of September 30, 2023. During the third quarter of 2024, the Company repurchased 59,192 shares of stock at an aggregate purchase price of $3.9 million.

Nine Months of 2024 Results:

Net sales for the nine months ended September 30, 2024 decreased by 2.8%, compared to the nine months ended September 30, 2023. Gross profit increased 2.1% while gross margin expanded 90 basis points to 18.6%, compared to the nine months ended September 30, 2023. Net income for the nine months ended September 30, 2024 increased by 11.6% to $66.4 million, or $2.50 per diluted share, compared to net income of $59.5 million, or $2.25 per diluted share, for the nine months ended September 30, 2023. Adjusted Diluted Earnings per Share1 increased to $2.47 per share for the nine months ended September 30, 2024, compared to $2.33 per share for the nine months ended September 30, 2023.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, restructuring and other charges and non-routine legal settlements (“Adjusted EBITDA”)1 increased 2% to $123.6 million for the twelve months ended September 30, 2024, compared to $121.3 million for the twelve months ended September 30, 2023.

1 Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP measures. See pages 9 and 10 for definitions and reconciliations of these measures.

Conference Call and Webcast

Connection will host a conference call and live web cast today, October 30, 2024 at 4:30 p.m. EDT to discuss its third quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;
●	the loss of any of our major vendors adversely affecting the number of type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at fourth-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
●	macroeconomic factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates reducing the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended September 30,
	2024	2023	% Change
Operating Data:
Net sales (in thousands)	$724,717	$693,086	5%
Diluted earnings per share	$1.02	$0.97	5%

Gross margin	18.7%	19.0%
Operating margin	4.1%	4.6%

Inventory turns (1)	19	16
Days sales outstanding (2)	67	71

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	36%	32%
Software	12	11
Desktops	11	10
Accessories	11	10
Displays and Sound	10	10
Net/Com Products	8	12
Servers/Storage	6	7
Other Hardware/Services	6	8
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	26,289	26,272
Closing price	$75.43	$53.38
Market capitalization (in thousands)	$1,982,979	$1,402,399
Trailing price/earnings ratio	22.2	18.0
LTM Net Income (in thousands)	$90,152	$78,316
LTM Adjusted EBITDA (3) (in thousands)	$123,591	$121,268

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, restructuring and other charges and non-routine legal settlements for the last twelve months. See page 8 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended September 30,
	2024		2023
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$296,970	15.6%	$276,566	16.0%
Business Solutions	252,631	25.0	269,021	23.3
Public Sector Solutions	175,116	14.9	147,499	16.9
Total	$724,717	18.7%	$693,086	19.0%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2024	2023	2024	2023
Net sales	$724,717	$693,086	$2,093,221	$2,154,178
Cost of sales	589,311	561,198	1,703,201	1,772,217
Gross profit	135,406	131,888	390,020	381,961
Selling, general and administrative expenses	105,365	99,822	315,181	304,064
Restructuring and other charges	—	44	415	2,687
Income from operations	30,041	32,022	74,424	75,210
Interest income, net	4,837	2,688	14,053	5,848
Other income	1,700	—	1,700	—
Income before taxes	36,578	34,710	90,177	81,058
Income tax provision	(9,519)	(9,112)	(23,803)	(21,565)
Net income	$27,059	$25,598	$66,374	$59,493

Earnings per common share:
Basic	$1.03	$0.97	$2.52	$2.26
Diluted	$1.02	$0.97	$2.50	$2.25

Shares used in the computation of earnings per common share:
Basic	26,292	26,262	26,334	26,281
Diluted	26,501	26,434	26,518	26,406

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(amounts in thousands)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$167,511	$144,954
Short-term investments	261,603	152,232
Accounts receivable, net	585,076	606,834
Inventories, net	113,691	124,179
Income taxes receivable	7,088	4,348
Prepaid expenses and other current assets	16,757	16,092
Total current assets	1,151,726	1,048,639
Property and equipment, net	53,255	56,658
Right-of-use assets, net	3,460	4,340
Goodwill	73,602	73,602
Intangibles assets, net	2,514	3,428
Other assets	1,188	1,714
Total Assets	$1,285,745	$1,188,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$293,158	$263,682
Accrued payroll	28,131	20,440
Accrued expenses and other liabilities	46,164	43,843
Total current liabilities	367,453	327,965
Deferred income taxes	18,383	15,844
Operating lease liability	2,030	3,181
Other liabilities	517	624
Total Liabilities	388,383	347,614
Stockholders’ Equity:
Common stock	293	293
Additional paid-in capital	136,326	130,878
Retained earnings	819,372	760,898
Accumulated other comprehensive income	477	81
Treasury stock at cost	(59,106)	(51,383)
Total Stockholders’ Equity	897,362	840,767
Total Liabilities and Stockholders’ Equity	$1,285,745	$1,188,381

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2024	2023	2024	2023
Cash Flows provided by Operating Activities:
Net income	$27,059	$25,598	$66,374	$59,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,279	3,289	9,818	9,456
Adjustments to credit losses reserve	420	567	830	1,814
Stock-based compensation expense	1,999	1,789	6,196	5,425
Deferred income taxes	811	—	2,434	—
Amortization of discount on short-term investments	1,191	—	(4,402)	—
Loss on disposal of fixed assets	13	88	49	563
Changes in assets and liabilities:
Accounts receivable	13,330	4,499	20,928	20,869
Inventories	22,922	17,491	10,488	66,439
Prepaid expenses, income tax receivable, and other current assets	2,418	4,097	(3,405)	(9,556)
Other non-current assets	78	94	526	234
Accounts payable	(24,031)	(12,936)	29,141	31,648
Accrued expenses and other liabilities	3,455	5,644	9,643	(720)
Net cash provided by operating activities	52,944	50,220	148,620	185,665
Cash Flows used in Investing Activities:
Purchases of short-term investments	(51,797)	(48,699)	(255,075)	(48,699)
Maturities of short-term investments	47,327	—	150,607	—
Purchases of property and equipment	(1,788)	(2,495)	(5,215)	(7,355)
Net cash used in investing activities	(6,258)	(51,194)	(109,683)	(56,054)
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	14,644	2,982	25,204	70,877
Repayment of short-term borrowings	(14,644)	(2,982)	(25,204)	(70,877)
Purchase of common stock for treasury shares	(4,119)	—	(7,732)	(5,392)
Dividend payments	(2,629)	(2,101)	(7,900)	(6,307)
Issuance of stock under Employee Stock Purchase Plan	—	—	537	537
Payment of payroll taxes on stock-based compensation through shares withheld	(640)	(399)	(1,285)	(870)
Net cash used in financing activities	(7,388)	(2,500)	(16,380)	(12,032)
Increase in cash and cash equivalents	39,298	(3,474)	22,557	117,579
Cash and cash equivalents, beginning of period	128,213	243,983	144,954	122,930
Cash and cash equivalents, end of period	$167,511	$240,509	$167,511	$240,509

Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$425	$408	$425	$408
Accrued excise tax on treasury purchases	$45	$54	$45	$54
Supplemental Cash Flow Information:
Income taxes paid	$6,587	$6,841	$24,533	$34,251
Interest paid	$3	$1	$5	$19

EBITDA AND ADJUSTED EBITDA

A reconciliation from Net Income to EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, restructuring and other charges and non-routine legal settlements. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended September 30,			LTM Ended September 30, (1)
(amounts in thousands)	2024	2023	% Change	2024	2023	% Change
Net income	$27,059	$25,598	6%	$90,152	$78,316	15%
Depreciation and amortization	3,279	3,289	(0)	13,016	12,434	5
Income tax expense	9,519	9,112	4	32,081	27,414	17
Interest income	(4,888)	(2,689)	82	(18,230)	(6,638)	175
Interest expense	51	1	5,000	64	27	137
EBITDA	35,020	35,311	(1)	117,083	111,553	5
Restructuring and other charges (2)	—	44	(100)	415	2,687	(85)
Legal settlement (3)	(1,700)	—	100	(1,700)	—	100
Stock-based compensation	1,999	1,789	12	7,793	7,028	11
Adjusted EBITDA	$35,319	$37,144	(5)%	$123,591	$121,268	2%

(1)	LTM: Last twelve months
(2)	Restructuring and other charges in 2024 and 2023 consisted of severance and other charges related to internal restructuring activities.
(3)	The Company recorded $1.7 million of income in other income as a result of a legal settlement received.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax plus or minus loss or income from non-routine legal settlements. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended September 30,			Nine Months Ended September 30,
(amounts in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
Net income	$27,059	$25,598	6%	$66,374	$59,493	12%
Restructuring and other charges (1)	—	44	(100)	415	2,687	(85)
Legal settlement (2)	(1,700)	—	100	(1,700)	—	100
Tax benefit	442	(12)	(3,783)	339	(715)	(147)
Adjusted Net Income	$25,801	$25,630	1%	$65,428	$61,465	6%
Diluted shares	26,501	26,434		26,518	26,406
Diluted Earnings per Share	$1.02	$0.97	5%	$2.50	$2.25	11%
Adjusted Diluted Earnings per Share	$0.97	$0.97	0%	$2.47	$2.33	6%

(1)	Restructuring and other charges in 2024 and 2023 consisted of severance and other charges related to internal restructuring activities.
(2)	The Company recorded $1.7 million of income in other income as a result of a legal settlement received.